Exhibit 99.1

DONALD L. GLASS JOINS BOARD OF DIRECTORS OF

HUTTIG BUILDING PRODUCTS

ST. LOUIS, MO, September 30, 2004 – Huttig Building Products, Inc. (NYSE: HBP) today announced that the company’s Board of Directors has appointed Donald L. Glass to the Board and as a member of the Board’s Management Organization and Compensation Committee and its Nominating and Governance Committee. Mr. Glass is a retired Executive Vice President of Georgia-Pacific Corporation, where he spent 29 years in sales and executive management positions in its building products manufacturing, sales and distribution, and timber and timberlands businesses, most recently as President and CEO of The Timber Company, which was spun off by Georgia-Pacific and merged with Plum Creek Timber Company in 2001.

“Don Glass adds a wealth of industry knowledge and experience that complements the strengths of our board and management team and will further help us pursue our strategic objectives,” said Michael A. Lupo, President and Chief Executive Officer of Huttig. Mr. Glass is serving as a designee of The Rugby Group p.l.c., Huttig’s largest shareholder.

Mr. Glass, 55, is a graduate of West Virginia University with a B. S. in Business Management. He has served in a number of important leadership roles in industry and civic organizations, including the American Forest and Paper Association, the American Wood Council, the American Plywood Association and the Engineered Wood Association. Mr. Glass also recently served on the Policy Advisory Board of the Harvard University Joint Center for Housing Studies. He also currently serves as a member of the board of directors of Pacific Coast Supply, LLC, Sacramento, CA, and Rossi American Hardwoods, Inc., Cromwell, CT.

About Huttig

Huttig Building Products, Inc. is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Huttig’s products are distributed through 50 distribution centers serving 47 states and are sold primarily to building materials dealers, national buying groups, home centers and industrial users including makers of manufactured homes.

Forward Looking Statements

This press release may contain forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

CONTACT: Thomas S. McHugh, Chief Financial Officer of Huttig Building Products, Inc., at 314-216-2600.